SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 3, 2003

Adolor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30039	31-1429198
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Pennsylvania Drive, Exton, PA	19341
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (484) 595-1500

Not Applicable

(Former name or former address, if changed since last report)

Item 9.               Regulation FD Disclosure.

On December 3, 2003, GlaxoSmithKline Corporation presented an update on the alvimopan development program. This presentation included previously undisclosed data from an early Phase II study of alvimopan that GlaxoSmithKline conducted in patients with chronic constipation. This data is set forth on the attached slide.

This report, and oral statements made with respect to information contained in this report, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management's current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks include the risk that results from subsequent chronic constipation studies will not be positive. Further information about relevant risks and uncertainties may be found in Adolor's other filings with the SEC which are available in the SEC EDGAR database at www.sec.gov. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

Alvimopan: Effect on gastrointestinal transit in chronic constipation

Whole Bowel Transit Score
160
120
80
40
0
p<0.05
*
Placebo
Alvimopan
3mg bid for 7 days

Increased satisfaction Decreased straining Decreased discomfort 32% faster GI transit Increased stool frequency Decreased constipation symptoms - - - o o o p<0.05* Alvimopan 3mg bid for 7 days Placebo 160 120 80 40 0 Alvimopan: Effect on gastrointestinal transit in chronic constipation Whole Bowel Transit Score

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ADOLOR CORPORATION

By:	/S/ BRUCE A. PEACOCK
Name: Bruce A. Peacock
Title: President and Chief Executive Officer

Dated:  December 3, 2003